SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only [as permitted by Rule
       14a-6(e)(2)]
[x]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

              GAMING VENTURE CORP., U.S.A..
          (name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ x]  No Fee required.

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
      11.
    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:

[  ]   Fee paid previously with preliminary materials.

[  ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
previously.   Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1)   Amount Previously Paid:
    2)   Form, Schedule or Registration Statement No.:
    3)   Filing Party:
    4)   Date Filed:

              THIS PROXY IS SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF
           GAMING VENTURE CORP., U.S.A (the "Company")

Alan R. Woinski is hereby authorized to represent and to vote the shares of the undersigned in the Company at an Annual Meeting (hereinafter referred to as "Annual Meeting") of Stockholders to be held on March 25, 1998 and at any adjournment as if the undersigned were present and voting at the meeting.
NOTE:  Cumulative voting for directors is not allowed.

1.    Proposed Acquisition of Casino Journal Publishing Co.
	FOR [  ] AGAINST [  ] ABSTAIN [  ]

2. Approval of the name change of the Company to Casino Journal Publishing Group, Inc.
	FOR [  ] AGAINST [  ] ABSTAIN [  ]

3.    Election of Directors
      FOR all nominees (except as written on the line below)  [   ]
          WITHHOLD AUTHORITY TO VOTE
          for all nominees listed below       [  ]

      NOMINEES:   Alan Woinski, Kim Santangelo-Woinski, Glenn Fine, Adam
Fine, Roger Gros, Lisa Robertson.

(INSTRUCTIONS: To withhold authority to vote for any individual nominees write the nominee's name on the line below.)

      -------------------------------------------------

4.    Approval of Friedman, Alpren and Green LLP as Independent
Certified Accountants for fiscal year ending October 31, 1998.
      FOR [  ]  AGAINST [   ] ABSTAIN [   ]

5. Approval of the increase in Common Shares reserved for the Company's stock option plan from 750,000 Common Shares to 1,200,000 Common Shares.
	FOR [  ] AGAINST [  ] ABSTAIN [  ]

6. In their discretion, on any other business that may properly come before the meeting.

The shares represented hereby will be voted. With respect to items 1 - 5 above, the shares will be voted in accordance with the specifications made and where no specifications are given, said proxies will vote for the proposals. This proxy may be exercised by a majority of those proxies or their substitutes who attend the meeting.

Please sign and date and return to Gaming Venture Corp., U.S.A, 177 Main Street, Suite 312, Fort Lee, NJ 07024

						Dated February 28, 1998

						----------------------
						Signature


						----------------------
						Signature

Joint Owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers, should give full title.

                           GAMING VENTURE CORP., U.S.A
                              177 Main Street
                                 Suite 312
                           Telephone: (201) 947-4642
                           Facsimile: (201) 585-5217
February 28, 1998

To the Stockholders of
Gaming Venture Corp., U.S.A

You are cordially invited to attend an Annual Meeting (hereinafter referred to as "Annual Meeting") of Stockholders of Gaming Venture Corp., U.S.A (the "Company"), to be held on Wednsday, March 25, 1998 at The Sands Expo Center, 201 East Sands Avenue, Las Vegas, Nevda 89109, Room 202, at 1:00 P.M., Pacific time, to consider and vote upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

In addition to the election of directors and the approval of independent certified public accountants for the fiscal year ended October 31, 1998, Shareholders will be asked to approve the proposed acquisition of Casino
Journal Publishing Company along with a name change.   This acquisition will
result in a change of control of the Company with an initial issuance of an additional 3,000,000 Common Shares to owners of Casino Jounral Publishing
company.   Approval of the proposals would allow the Company to move forward with its new business plan and would be economically beneficial to the
Company.   Shareholders will be asked to approve an increase in the amount of
Common Shares reserved for the Company's stock option plan. Approval of the increase in Common Shares would be economically beneficial to the Company. The Company would be able to partially compensate eligible participants in a non-monetary manner with the 1996 Non-Statutory Stock Option Plan.

Since it is important that your shares be represented at the meeting whether or not you plan to attend in person, please indicate on the enclosed proxy your decisions about how you wish to vote and sign, date and return the proxy promptly in the envelope provided. If you find it possible to attend the meeting and wish to vote in person, you may withdraw your proxy at that time. Your vote is important, regardless of the number of shares you own.

Sincerely,


-------------------------
Alan R. Woinski
Chairman of the Board of Directors
Chief Executive Officer

                                GAMING VENTURE CORP., U.S.A
                                    NOTICE OF
                                  ANNUAL MEETING
                                  OF STOCKHOLDERS
                                     To Be Held
                                  March 25, 1998


To the Stockholders of
Gaming Venture Corp., U.S.A

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Gaming Venture Corp. U.S.A. (the "Company") will be held on March 25, 1998 at 3:00 o'clock in the afternoon, local time at the for the following purposes; all as more specifically set forth in the attached Proxy Statement.

1. To consider and vote upon the proposal to acquire Casino Journal Publishing Group.

2. Approval of the name change of the Company to Casino Journal Publishing Group, Inc.

3. To consider and vote upon the election of the Officers and Directors of the Company.

4.    Approval of Friedman, Alpren and Green LLP as Independent
Certified Accountants for fiscal year ending October 31, 1998.

5. Approval of the increase in Common Shares reserved for the Company's stock option plan from 750,000 Common Shares to 1,200,000 Common Shares.

6. To transact such other business as may properly be brought before this meeting.

Only holders of record of Common Stock of the Corporation as of the close of business on February 27, 1998, are entitled to notice of or to vote at the meeting or any adjournment thereof. The stock transfer books of the Corporation will not be closed.

Stockholders are encouraged to attend the meeting in person. To ensure that your shares will be represented, we urge you to vote, date, sign and mail the Proxy Card in the envelope which is provided, whether or not you expect to be present at the meeting. The prompt return of your Proxy Card will be appreciated. It will also save the Company the expense of a reminder mailing. The giving of such Proxy will not affect your right to revoke such Proxy by appropriate written notice or to vote in person should you later decide to attend the meeting.

By order of the Board of Directors


                                     Alan R. Woinski
February 28, 1998                    Chairman of the Board of Directors
                                     Chief Executive Officers

                              PROXY STATEMENT
                         GAMING VENTURE CORP., U.S.A

                      ANNUAL MEETING OF STOCKHOLDERS
                      To Be Held March 25, 1998

                              INTRODUCTION


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gaming Venture Corp., U.S.A, a Nevada corporation (the "Company"), to be voted at an Annual Meeting of Stockholders of the Company to be held on Wednesday, March 25, 1998 at 1:00 P.M., Pacific time, at The Sands Expo Center, 201 East Sands Avenue, Las Vegas, Nevada 89109, Room 202 and at any adjournment thereof (the "Meeting"). The Proxy may be revoked by appropriate written notice at any time before it is exercised. See, "Voting and Solicitation of Proxies".

This Proxy Statement and the accompanying Notice and Form of Proxy are being mailed on or about March 15, 1998 to record holders of the Company's Common Stock as of February 27, 1998 (the "Record Date").

As of Record Date, 1,616,734 shares of Common Stock of the Corporation were issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting.

The Company was incorporated in Nevada on June 1, 1995. The Company is authorized to issue Fifty Million (50,000,000) Common Shares, $.001 par
value per Common Shares.   There are currently 1,616,734 Common Shares,
64,333 Class "A" Warrants and 94,333 Class "B" Warrants issued and
outstanding.   In May of 1997, the "A" and "B" Warrants were extended for two years to expire on June 4, 1999.  Additionally there are 120,000 options
oustanding.   See  "Stock ownership of Beneficial Owners" and

The Company provides a daily 900 number hotline information service, weekly
and daily newsletter regarding all aspects of the gaming industry.   The
Company also publishes a daily newsletter regarding all aspects of the Lodging Industry.

The Company also furnishing consulting services.   These services
include information services described above, consulting regarding day to day operations of gaming enterprises and regarding investor relations and corporate communications for gaming enterprises.


           ACQUISITION OF CASINO JOURNAL PUBLISHING GROUP


The Company is acquiring 100% of Casino Journal Publishing Group and its affiliates (the "Acquired Company") in exchange for the initial issuance of 3,000,000 Common Shares of the Company to the owners and managers of the acquired Company and the granting of Two Year options to them covering
380,000 Common Shares of Gaming at an exercise price of $3.3125.   In
addition, if the operations of the Acquired Company meet certain financial tests, these owners and managers will be entitled to another 1,500,000 Common
Shares of the Company.   As part of this arrangement, the Company has agreed
that the composition of its Board of Directors will be divided between the Acquired Company group and the Company group in a four/three ratio respectively. As a result, the control of the Company will be transferred to
the owners and managers of the Acquired Company.   The Company has further
agreed to enter into a new five-year employment contract with Alan Woinski which substantially increases his compensation and similar five year contracts with four of the current officers of the Acquired Company. See pages 13, 18 and 19 for additional information. In order to further induce Mr. Woinski's continued employment with the Company, the parties to this arrangement have agreed that the Company will grant Mr. Woinski an option to purchase up to 350,000 Common Shares of Gaming at an exercise price equal to the average of the closing bid and asked prices as reported on NASDAQ BB on
January   , 1998. Such option shall not become effective until
after the Closing and shall run for five years from the Closing Date.   Under
this arrangement, Mr. and Mrs. Woinski have entered into an ancillary agreement which allows an opportunity for the Company to reacquire their shares in the event of Mr. Woinski's termination, disability or death under certain terms and conditions.

The Acquired Company publishes magazines and newsletters primarily for the U.S. gaming industry and its consumers. It also organizes and sponsors major trade shows and conventions for the gaming industry as well as consumer
gaming festivals for specific resorts or casinos.   Moreover, the Acquired
Company publishes a mail order-catalog selling various gaming-related products. The term "Acquired Company" as used herein shall include Casino Journal of Nevada, Inc., Casino Journal Publishing Group, Inc., Casino Communications, Inc. and Gaming Entertainment Exposition, Inc, all of which corporations are currently owned by four of the Acquired Company's officers.

Its two most important publications are Casino Journal ("CJ") and Casino Player ("CP"). CJ is a leading trade magazine for the gaming industry. Its primary audience is upper and middle management at U.S. casinos, state and federal legislators and regulators, institutional investors in casino stocks and bonds and securities analysts who concentrate on the gaming industry.
CP, on the other hand, is devoted principally to consumers of the gaming industry, and management believes it is the foremost publication of its kind. Both magazines are high-end, full-color, glossy publications, issued on a monthly basis with circulations of 20,000 for CJ and 200,000 for CP although actual monthly readerships for both magazines are considered to be significantly higher.

On a custom-basis the Acquired Company also publishes magazines for travel-entertainment trade associations, individual casinos and entertainment events like concerts directed at their tourists, guests, employees and others. Published bi-monthly, monthly or only occasionally, these magazines include, among others, Nevada Hospitality, Boyd Gaming, Pararotti concerts and generally provide their readers with information about hotel accommodations, restaurant, entertainment, Acquired Company developments and
special promotions.   Also part of its customized publishing is the Acquired
Company's production of brochures, direct mail pieces and directories for such industry conventions and casino festivals.

The Acquired Company issues three newsletters on a weekly or monthly basis for the gaming industry or its consumers. These include "National Gaming Summary,"Atlantic City Insider" and "Gaming Marketer". Shorter, less elaborate than its magazines and without advertising, each of these publications has a different orientation yet together give the Acquired Company a more diversified product line.

The Acquired Company organizes and sponsors four industry-wide trade shows each year: the American Gaming Summit in Las Vegas, Nevada, the Southern Gaming Summit in Biloxi, Mississippi, the Atlantic City Chamber of Commerce Business Expo and the University of Nevada Las Vegas Casino Operations. At these events, products and services related to the gaming industry are exhibited at trade shows by vendors, casinos and government/political organizations. Educational programs are disseminated though seminars, lectures and speeches. And special events are held such as luncheons, cocktail receptions and dinners.

From time to time, the Acquired Company hosts a series of gaming festivals at specific casinos in Las Vegas, Nevada, Atlantic City, New Jersey or elsewhere. At these special events the Acquired Company helps a casino attract and assemble the subscribers of Casino Player and other gambling customers for a multi-day convention at that casino. Seminars and "how-to" sessions to improve ones' gambling skills are conducted by renown gambling experts who usually write for the Acquired Company publications.

The Acquired Company's mail-order catalog markets gaming-related products, such as books and manuals for gamblers and industry executives, instructional video tapes on all casino games, gaming memorabilia like replica slot machines and decks of playing cards, sporting items signed by famous athletes, clothing and furnishings with casino logos.

The Acquired Company distributes and sells its magazines by subscription, in bulk through hotels and casinos, over the Internet and on newsstands; its newsletters by subscription, and its gaming products through a direct-mail
catalog to subscribers' lists.   Its convention and festival services are
marketed and sold through subscriber and advertiser lists using direct-mail techniques as well as over the Internet and through advertisements in its own magazines.

The Acquired Company primarily generates revenue from its various activities as follows: (a) magazines though subscription charges and advertising fees,
(b) newsletters through subscription charges, (c) custom magazines through fees charged to individual clients, (d) conventions through exhibitor, sponsor and attendee fees as well as sales of directories and other items and
(e) festivals through fees charged to attendees or a specific casino, (f)
mail-order catalog through sales of gaming products.   Subscription charges
and advertising fees from CJ and CP represent a substantial portion of the Acquired Company's annual revenue.

History
The first issue of Casino Journal was published in 1985 and was devoted essentially to management and labor issues involving the Atlantic City casinos. Gradually, its coverage became more diverse and it grew into a feature-oriented trade magazine exploring a host of gaming industry issues--- for example, gambling legislation, drug testing, internal security, casino marketing, game protection. At the suggestion of Steve Wynn, chairman of Mirage Resorts, the Acquired Company later started to publish another version of Casino Journal for the Nevada market. For a time the Acquired Company published two editions of Casino Journal, one for Atlantic City and the other for the Nevada area. In 1996, these two editions were merged, but as early as 1993 they both became glossy, full-colored magazines.

In 1988, the Acquired Company, under a joint venture arrangement with Players International, commenced publication of The Player magazine. In 1989, it purchased the interest of Players International in this magazine venture and changed its name to Casino Player. While Casino Journal is directed at the gaming industry and its operators, regulators and the investment community, Casino Player targets the industry's consumers and gambling enthusiasts.

The Acquired Company's custom magazine business began in 1992 with the publication of a quarterly magazine for the Atlantic City's Showboat, a casino. Subsequently, in conjunction with Gelb Productions, it produced one-time magazines for special events such as Luciano Pavarotti's Atlantic City and Nevada concerts. Moreover, since 1994 it has produced an employee-oriented magazine for Boyd Gaming, now an operator of as many as twelve casinos in various states.

In 1994 the Acquired Company arranged with the Nevada Hotel & Motel Association and Nevada Restaurant Association to produce their publication, called "Nevada Hospitality". This magazine goes beyond the gaming industry and covers all tourism, lodging and restaurant operations in Nevada. Today, Nevada Hospitality is published by the Acquired Company on a bi-monthly basis and distributed throughout the state.

The Acquired Company started its newsletter operations in 1993 with the "National Gaming Summary". On a weekly basis, subscribers to this newsletter
receive gaming news and developments on a state-by-state basis.   In 1996 the
Acquired Company issued its second newsletter--"Atlantic City Insider" which informs gamblers monthly which casinos in Atlantic City are offering the best promotions, room rates, discounts and innovations. In 1996, the Acquired Company assumed operation of
"The Gaming Marketer" in conjunction with Claridge Casino Marketing Vice President Howard Klein. This publication is geared toward marketing professionals and focuses on marketing trends and developments in the gaming industry. To date, only five issues of this newsletter have been distributed.

Since 1993 the Acquired Company, in association with several other entities, including Bear Stearns & Acquired Company, has produced the American Gaming Summit, a trade show and convention for the gaming industry held annually in Las Vegas, Nevada. Since 1994 it has sponsored Southern Gaming Summit, under a joint venture with the Mississippi Casino Operators Association, which is an annual trade show and convention for Southern and Midwestern gaming
interests.   From 1995 to date, the Acquired Company has sponsored Gaming
Festivals at various casinos in Atlantic City and Las Vegas. The Acquired Company's mail-order catalog business commenced in 1993 and continues to date.

Industry-Overview
As new legislation and regulations have permitted new casino destinations and made it easier to expand existing ones, the gaming market has dramatically
increased during the 1990's.   These trends, coupled with a growing
population seeking more varied entertainment, have made gambling an additional source of jobs and tax revenue for many states. This growth appears to be continuing.

While the nation's two primary gaming centers, Atlantic City, New Jersey and Las Vegas, Nevada have functioned for years, new casinos and hotels are being built in these cities as well. In addition, casino gambling has been legitimized in nearly 17 States and along Mississippi River on riverboats. A total of 48 states permit casino gaming, horse racing or a state-wide lottery. In various states, Indian casinos have been established and, for most part, seem to be popular. In Connecticut, in particular, two Indian casinos, Foxwood operated by the Pequot tribe and Mohegan Sun run by the Mohegan tribe, have become among the highest revenue producers in U.S casino
gambling.   Other cities and states in the U.S. are considering  the
legalization of casino gambling in their locales.

Management believes that the Acquired Company's past development has been directly linked to the growth of the gaming industry. If that growth continues, in management's opinion, it may have opportunities for increased revenue. However, should industry growth cease or level-off or new competition emerge, the Acquired Company's prospects may be restricted or diminish. Industry growth can be negatively impacted by a failure of government to permit casino gambling in new areas, more restrictive government regulations on existing locations, a legislative repeal of gambling licenses in certain locales, or changes in the moral climate to an anti-gambling bias, thereby promoting governmental bans or cut-backs or even dampening consumer demand.

                   PUBLICATIONS & SPECIAL EVENTS

Proprietary Magazines
The Acquired Company publishes two of its own gambling-oriented magazines--- one for those in the gaming industry and the other for gaming consumers and enthusiasts.

Casino Journal
Casino Journal is the Acquired Company's premier trade magazine serving the U.S. gaming industry. It is generally distributed to executives and personnel of casinos and vendors, interested legislators and regulators,
institutional investors and security analysts.   Published monthly, it
features articles on issues pertinent to the gaming industry, such as---new gambling legislation or regulations, new gaming locales, special casino games, casino marketing, innovative technology, security and the attitude of investment community to the gaming industry. Casino Journal also contains profiles on, and interview with, casino chairmen and CEO's, political personalities, new hotel/casino operators as well as gaming vendors, their products and the latest technology. Containing articles, editorials and advertisements, this magazine is a large full-colored, glossy periodical that usually has between 80 page to 160 pages per issue. Actual circulation approximates 20,000 copies with total readership estimated to be 80,000 .

Casino Player
Casino Player is a magazine designed for consumers of the gaming industry, and management believes it has the largest readership of any gaming magazine in the nation. It is generally distributed to frequent casino gamblers, tourists, gambling enthusiasts and its 70,000 paid subscribers. It seeks to create and disseminate gaming information and statistics for players and visitors to casino destinations ---such as Atlantic City, Las Vegas, Reno, Mississippi and elsewhere to enable them to play the games better and take advantage of special situations and casino promotions in order to save money, achieve better value and enhance their holiday experience.


The Acquired Company has retained a group of professional gamblers and experts to furnish its readers with gambling strategies and helpful tips on different games---such as slot machines, video poker, keno, blackjack, roulette. Moreover, as a portrayer of the gaming lifestyle, the magazine covers new and established gambling resorts, travel destinations, gaming news, developments and trends, hotel amenities and in-depth entertainment interviews, reviews and listings.

Also published monthly, this magazine, though smaller in size then Casino Journal, is a full-color, glossy magazine that usually runs from 80 pages to
112 pages in each issue.   Actual circulation approximates 200,000 copies,
and total readerships is estimated at 600,000.   So advertising may be
specifically tailored to the major gaming destinations, this magazine has four regional editions and one national one although the editional content remains the same for each edition.

Custom Magazines
The Acquired Company publishes a series of custom magazines for its clients which are disseminated to their customers, employees, vendors, or members in the gaming and hospitality areas.

Nevada Hospitality
On a bi-monthly basis, the Acquired Company has contracted to publish a magazine for the members of the Nevada Hotel & Motel Association and the Nevada Restaurant Association. With their assistance the magazine is designed to cover tourism and the available amenities in food, beverage, lodging, entertainment and sightseeing on a local basis and throughout the state of Nevada. This magazine's scope goes beyond the gaming industry and focuses on the lodging and restaurant business as it exists in Nevada.

Contributions to the magazine's content come from these associations, city convention and visitors authorities, outside experts and consultants in the hotel, food and beverage fields at the University of Nevada-Las Vegas, and other firms and associations as well as the Acquired Company. The Acquired Company's staff establishes cohesive editorial outline and mission, assembles and edits various articles and supervises the production and distribution of the magazine.

A full-color, glossy periodical, it carries advertisements and is distributed to high-level hotel, restaurant and beverage executives within the gaming industry, to independent hoteliers and restaurateurs throughout Nevada as well as vendors in the hospitality industry and their patrons. Circulation runs from 7,000 to 10,000, and total readership is estimated at 14,000 for each issue.

Boyd Gaming Magazine
On a quarterly basis the Acquired Company publishes an in-house magazine for the employees of Boyd Gaming, an operator of 12 casinos in Nevada, Louisiana, Missouri, Mississippi and Illinois. Representatives from Boyd and the Acquired Company plan each issue. Relevant information is provided by Boyd to the Acquired Company, and its staff assemblies, edits and produces the magazine which Boyd then distributes. The magazines focuses on events, philosophies, projects and developments within Boyd's gaming complex and carries no advertisements from outside vendors. It is a full-color, glossy periodical that runs from 64 to 72 pages per issue. Its circulation is approximately 10,000, and total readership is estimated to be 20,000.

Other Publications
The Acquired Company has published other magazines for specific casinos and entertainment events as well as brochures, direct-mail pieces and directories for its trade shows and conventions. In the past it has published Atlantic City Showboat's in-room magazine for its guests, Harrah's recent 60th Anniversary Commemorative magazine and Gelb Productions Luciano Pavarotti's concerts in Atlantic City, New Jersey and Reno, Nevada. This type of custom publishing only occurs from time to time and cannot be relied upon on an on-going basis.

Newsletters
The Acquired Company publishes three newsletter related to the gaming industry: National Gaming Summary, Atlantic City Insider and Gaming Marketer. None of the newsletters carry advertising, and all are distributed through subscriptions.

National Gaming Summary ("NGS")
Presented in an easily readable format, this newsletter is published weekly and is designed primarily for those in the gaming industry. Unlike Casino Journal or Casino Player, the contents of this newsletter are not feature-oriented, but instead focus on current gaming news and developments from state-to-state. This approach permits its readers to concentrate on the states or regions of particular concern to them. In addition, NGS furnishes investment information, such as stock quotes and analyses for gaming concerns that are publicly-traded, monthly revenues from all gaming jurisdictions broken down by casino and special reports.

Noted as a quick-read, this newsletter provides the week's latest gambling news and is mailed for Monday delivery or faxed or E-mailed for Friday afternoon disseminations, giving its subscribers up-to-date information on a timely basis.

Atlantic City Insider ("ACI")
This newsletter is published monthly and is directed at the consumer who visits, or plans to visit, Atlantic City casinos. Accordingly, it informs its readership which casinos are offering at different times the best consumer promotions, cashback, room rates, slot clubs, food discounts and innovative games. On occasion, ACI criticizes casinos for poor or inconsistent food, uninteresting entertainment and too costly games with a low-win percentage. It also announces the location of innovative slot machines and compares restaurants, buffets, rooms and table games common to all Atlantic City casinos.

Gaming Marketer ("GM")
This newsletter is the Acquired Company's latest publication and operates as a joint venture between it and Claridge Casino Marketing Vice President and Casino Journal Columnist Howard Klein. Written essentially by Mr. Klein, GM analyzes, assesses and forecasts marketing trends in the gaming industry and addresses executives and marketing personnel in, or related to, the gaming industry. This highly specialized newsletter covers such topics as data base marketing, reassessing customer relations via direct mail, staff management. To date, the Acquired Company has only published five issues of this newsletter and may discontinue it in the future.

Trade Show/Conventions/ Special Events
The Acquired Company organizes and sponsors four trade show / conventions and other special events, although two such trade shows and conventions are being produced for the first time in 1998.

America Gaming and Lodging Summit ("AGLS")
Held every December in Las Vegas, Nevada, AGLS represents the highest level executive conference in the gaming industry. It features a trade show where vendors and casinos exhibit products and services; specialized seminars that explore timely issues such as new developments in government regulation, the latest gaming technology, Internet gaming; keynote speakers and social events such as dinners, cocktail receptions and lunches.

This conference is primarily designed for senior gaming executives and the investment community as well as those otherwise interested or involved professionally or commercially in the gaming industry. Each summit usually draws upwards of 1,000 people and includes government regulators and legislators, institutional investors, casino executives, manufacturer, marketing, financial and purchasing executives.

Although the Acquired Company handles most of the arrangements for the Summit, this conference operates under a joint venture with a principal member of a Nevada law firm and co-sponsored by Bear, Stearns and Co. Inc. The Acquired Company primarily generates revenue from this event from exhibitor, sponsor and attendee fees and charges for directories.

Southern Gaming Summit ("SCS")
Held each spring in Biloxi, Mississippi, SCS is a conference that focuses on Southern and Midwestern gambling destinations. The Acquired Company, in conjunction with its joint venture partner, the Mississippi Casino Operators

Association, produces the conference. This Summit offers an extensive exhibit floor where manufacturers, distributors and vendors as well as casinos display their gaming products and services. Seminars are held that explore the legal issues confronting Southern and Midwestern casinos, gaming developments in these areas and federal issues and regulations affecting
gaming.   At this Summit keynote speakers, receptions, tours of local casinos, meals, and a golf tournament are provided.

Those attending SCS entail developers, land owners, representatives from Native American tribes, legislators, regulators, institutional investors, security analysts, portfolio managers, vendors and casino executives. Revenue is generated for the Acquired Company from this Summit in much the same manner as it is from AGLS.

Greater Atlantic City Chamber of
Commerce Business Expo
The Acquired Company will produce the first Greater Atlantic City Chamber of Commerce Business Expo in partnership with the Atlantic City Chamber of Commerce on March 4 and 5, 1998 at the new Atlantic City Convention City.
The purpose of the Expo is to expose local, regional and national businesses to the commercial opportunities offered in Atlantic City. It is anticipated that attendees will encompass executives from new and existing casinos, public utilities, major retail establishments and other businesses interested in doing business with the casinos of Atlantic City as well as concerned public officials. The Expo will offer exhibits, seminars, speakers and other activities.

UNLV's Casino Ops'98
On June 22 and 23, 1998 the Acquired Company will produce, under the sponsorship of and in partnership with UNLV's the International Gaming Institute at the University of Nevada Las Vegas, UNLV's Casino Ops'98. This is a yearly educational conference which will explore the latest trends, strategies and developments in casino operations. The conference will feature keynote speakers, seminars, exhibits and special events designed to
emphasize more efficient and profitable casino operations.   It is expected
that casino employees and mid-management personnel of, and consultants to, casinos and their vendors will attend.

Gaming Festivals
In conjunction with and at specific casinos in Atlantic City, New Jersey and Las Vegas, Nevada, the Acquired Company also occasionally sponsors and organizes gaming festivals utilizing its list of Casino Player subscribers. In this regard, such subscribers and other hotel customers are offered a program specially designed for them at a casino like the Taj Mahal in Atlantic City. Gambling experts run how-to seminars for the attendees providing them with tips and techniques on playing various casino games. The sponsoring hotel typically fills blocks of room through the stays of CP subscribers and its existing customers during such event. Moreover, it can expect greater utilization of its games and other facilities. To induce better attendance, the sponsoring hotel frequently offers free tournaments, a reception and a gala banquet, thereby building customer loyalty, promoting its casino and generating additional revenue.

Merchandising
Casino Player's Gaming MarketPlace is a mail-order catalog sent to over 70,000 CP subscribers, room guests of casino hotels and on the Internet. It offers for sale a host of books and instructional video tapes on all casino games, apparel with gaming logos or motifs, sport-related items autographed by professional players, and gaming memorabilia. Products may be ordered by mail or telephone from the catalog or over the Internet at the Acquired Company's web site.

Production of Publications
For each issue of its magazines the Acquired Company's editors set the direction of that issue at editorial meetings, select topics for articles and editorials, then assign writers, art work and photographs. The Acquired Company uses both on-staff and free-lance writers, as well as contributors from organizations it serves, many of whom are gambling experts or
knowledgeable in other fields such as investment analysis.   When articles
are submitted, they are edited and the facts are verified by the editors. Prior to each issue its staff lays out the art, graphics and photographs, and the editors review them in conjunction with the articles and editorials, then make the necessary changes. Afterwards, these items are all sent to an outside printer for initial proofs, later touched up and printed. these printers run thousands of copies of each issue and arrange, directly or indirectly, for deliveries to individual subscribers, newsstands, hotels and casinos or associations. The Acquired Company's editors and staff rely heavily on desktop publishing technology to write, edit , layout and design each issue. Typically, each magazine issue will take between one week and ten days for the staff to complete.

The production of its newsletters and convention attendee directories are usually less time-consuming and involves fewer staff members to produce.
With little graphic art input and no photographs, newsletters are more editorially intensive than the magazines. Like the magazines, however, items
and topics in the newsletter are assigned to specific writers.   Editors
subsequently review all copy and make corrections. The issue is then designed, edited again and sent to outside printers.

Although often containing art, graphics and photographs, the printed materials used for Summits, Festivals and other special events tend to be less complicated than either the magazines or newsletters, are usually shorter, are produced with less frequency and have more lead time. These materials are prepared in similar fashion to its magazines.

Distribution
The Acquired Company distributes its magazines in several different ways. Copies of Casino Player and Casino Journal are mailed directly to subscribers, including libraries, and are delivered in bulk to casinos and hotels. Issues of Casino Player are also delivered and sold to selected bookstores and newsstands nationwide.

Custom magazines are either mailed directly to specific individuals on lists provided by clients or are delivered to the client itself for redistribution. Acquired Company newsletters are mailed, faxed or E-mailed to its subscribers.

Marketing, Advertisement & Fees
The Acquired Company's magazines and newsletters are cross-marketed and sold through ads in its own publications, over the Internet, by its staff at conventions, via direct mail and to casino customers in casino mailings. Attendance at trade shows and conventions sponsored by the Acquired Company is typically marketed to subscribers to its magazine, through direct mail and by special invitation. Acquired Company merchandise is generally sold by catalog through direct mailings to its magazine subscribers and over the Internet at the Acquired Company's site.

The Acquired Company's in-house sales staff directly solicits advertisers for its magazines through face-to-face presentations, direct mail and by telephone. Typically, advertising rates in the Acquired Company's magazines vary, depending on size of the ad (2/3,1/2, 1/3, 1/6,1/12 page), frequency of the ad (1,3,6,12 times), number of colors of the ad (1,2,3, full color). In Casino Player, advertisers have the choice of having their ads published in any of the four regional editions, eastern, western, mid-western, southern or in the national edition. Advertising rates vary in this magazine with the region selected.

Subscription rates for its proprietary magazines will depend on the particular magazine and the length of the subscription: Casino Player : 1
year--- $ 24, 2 years ----$37; Casino Journal: 1 year --- $ 79.    The
newsstand price for Casino Journal is $10 per issue and for Casino Player -- $2.95 in U.S. and $4.25 in CDA. Bulk deliveries to casino hotels are either free or at a negotiated fixed rate .

Annual subscription rates for the Acquired Company's newsletters range from $49 to $395, depending on the specific newsletter. Attendee rates for the Acquired Company's Summits usually vary from $395 to $695 and exhibitor rates from $1195 to $1495, depending on the particular summit or convention.

Competition
The Acquired Company's trade magazine essentially competes with two other publications, "Casino Executive ("CE") and 'International Gaming and Wagering Business." ("IG WB"). Though in business for 17 years, IGWB's focus is on the international gaming market and lotteries in addition to gaming in the U.S. The foreign market tends to be fragmented, small and spread among many countries. The Acquired Company concentrates on the U.S. market and avoids lottery coverage. CE, in its third year of publication, targets the U.S.
market.   Competition among these concerns occurs on the bases of advertising rates and quality of editorial and articles. Currently, CP, the Acquired Company's consumer magazine, has no direct competition.

In regard to its newsletters, the Acquired Company has experienced little competition although there is a slight overlap in business between it and Gaming Venture Corp. USA. Two other newsletters, 'Atlantic City Observer' and 'Las Vegas Advisor', offer some competition to the Acquired Company's newsletters. Each of those competitors tends to target a specific area: 'Las Vegas Advisor' and 'Atlantic City Observer.'

The only competitor of the Acquired Company in the trade show/convention area is IGWB's World Gaming Congress. This Congress is international in scope and does not appear to conflict with the Acquired Company's U.S. trade shows. With regard to its other publications, events and merchandizing, the Acquired Company has either experienced no or minimal competition. The only other trade show for the gaming industry, IGBE, has hired the Acquired Company as a consultant. This consulting agreement expires in 2001.

Employees
As of December 31, 1997, the Acquired Company had 37 full-time employees including its officers of whom 9 served as writers and editors, 5 in arts and graphics, 7 in sales and marketing, 3 in bookkeeping and accounting, 10 in circulation and customer service and 3 in general office. None of its employees is covered by a collective bargaining agreement. The Acquired Company considers its relationship with its employees to be satisfactory.

Property and Facilities
As of January 31, 1998 the following table lists the Acquired Company's two offices by location which are both leased:

                                          Approximate Total     Expiration Date       Approximate Annual
                                          Area Leased               of Lease              Rental

Atlantic City, New Jersey                  4,500 sq. ft.          November 30,1999         $  48,000(1)

Las Vegas, Nevada(2)                       10,000 sq. ft.          Month-to-Month          $ 135,000

 (1) Includes proportionate cost of utilities, repairs and cleaning.

 (2) Leased from Glenn Fine, an officer and director of the Acquired Company, under an oral arrangement, though a multi- year written lease is being prepared.

                           Management

The following individuals have served in the capacities with the Acquired Company indicated below and will serve as officers and directors of Gaming Ventures Corp. USA or in other capacities after the approval and consummation of the acquisition/exchange of shares:


NAME                 AGE                 POSITION
Glenn Fine            39            Chairman, CEO & Director
Adam Fine             28                President, Director
Lisa Robertson        31            Vice President, Director
Roger Gros            45            Vice President, Director
Derek James           40                   Controller

All of the individuals set forth above have been employed by Acquired Company as officers for more than five years except for Derek James. Mr. James has been employed by the Acquired Company for two years. Prior to that time he had served as a controller of Silver Threads, a manufacturer of women's sportswear in New York City for 3 years.

Upon approval and consummation of the acquisition/exchange of shares, Gaming Ventures Corp. USA will entered into a five-year employment contracts commencing on the Closing with Messr Fines and Gros and Ms. Robertson in which they will serve as officers. Their annual base salaries will range from $150,000 to $575,000 and they will be entitled to increases of 10% in the second through fifth year. Under the agreement, they may also receive additional unspecified bonuses. Such bonuses shall be determine by the independent members of the Board of Directors who shall take into account
their individual performances in making such determination.   They will be
subject to a two-year covenant-not-to-compete with Gaming Ventures that begins at the end of the term of such agreements. Such employment contracts will be similar in terms and conditions to that for Alan R. Woinski.

Under the Acquisition/Exchange of Stock Agreement, Messrs Fines and Gros and Ms Robertson hold in the aggregate five year options to purchase 380,000 shares of Gaming's Common Stock at an exercise price of $2.40 per share.


                        Certain Transactions

As previously indicated, the Acquired Company's offices in Las Vegas, Nevada are being leased from Glenn Fine, an officer and director of the Acquired Company, on a month-to-month basis at an annual rental of $135,000. A written lease with a five-year term is currently being prepared. The Acquired Company began leasing this space in May 1997 for which it paid a total rent of $80,000 in that year. Until May 1997, the Acquired Company made mortgage payments to cover interest and principal due to a local bank on a home owned by Glenn Fine located in Absecon, New Jersey. Those payment amounted to $19,548 in 1997, $22,105 in 1996 and $22,210 in 1995. The
Acquired Company has made no further payments under this mortgage.

Prior to the Closing, Glenn Fine, Adam Fine and Mrs Iris Fine, their mother, owed the Acquired Company $350,000, $110,000 and $27,000 with interest at 6% per annum, respectively, in connection with certain loans. Prior to the closing, those loans will be repaid or netted out against funds owed by the Acquired Company to them.

Certain distributions will be made to the shareholders and officers of the Acquired Company prior to the Closing to enable them to pay taxes due and owing by them because of the ownership of the Acquired Company (treated as an S Corpoation under the Internal Revenue Code) and in connection with remaining accrued profits. Such amounts are estimated to be $300,000 in the aggregate.

                            Financials

CASINO JOURNAL PUBLISHING GROUP, INC.
AND AFFILIATES

COMBINED FINANCIAL STATEMENTS
WITH ACCOMPANYING INFORMATION

YEARS ENDED DECEMBER 31, 1996 AND 1995 (AUDITED)
AND ELEVEN MONTHS ENDED NOVEMBER 30, 1997
AND 1996 (UNAUDITED)

AND

INDEPENDENT AUDITORS' REPORT

CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES

COMBINED FINANCIAL STATEMENTS WITH ACCOMPANYING INFORMATION

YEARS ENDED DECEMBER 31, 1996 AND 1995 (AUDITED)
AND ELEVEN MONTHS ENDED NOVEMBER 30, 1997 AND 1996 (UNAUDITED)

INDEPENDENT AUDITORS' REPORT



TO THE SHAREHOLDERS OF CASINO JOURNAL PUBLISHING GROUP, INC.
AND AFFILIATES


We have audited the accompanying combined balance sheet of CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES as of December 31, 1996 and 1995, and the combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.








December 17, 1997, except for
Note 9, as to which the date is
January 13, 1998

            CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES
                        COMBINED BALANCE SHEET

ASSETS

                                                         December 31,                   November 30,
                                                        1996       1995                     1997
                                                                         (Unaudited)
Current assets
Cash                                                 $412,546      $523,156                $376,746
Accounts receivable                                   925,627       772,896                 901,954
Investment in marketable securities                    24,177        20,539                  27,891
Inventories                                            22,128        19,529                   38,042
Loans receivable, employees and related parties       113,991       116,191                 149,421
Prepaid expenses and taxes                             15,004        18,900                  23,705

Total current assets                                1,513,473     1,471,211               1,517,759

Property and equipment - at cost, less accumulated
depreciation                                          150,463       128,962                 226,203

Loan receivable, shareholder                          522,764       357,728                 204,055

Other assets                                           27,016        25,490                  27,228

                                              $     2,213,716   $ 1,983,391              $1,975,245

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current liabilities
Accounts payable and accrued expenses            $    874,698   $   437,603              $  900,443
Note payable                                           65,659       180,928                        -
Current portion of deferred subscription revenues     548,295       625,150                 539,894
Deferred income, trade show                                  -             -                 205,082
Current maturities of loan payable, automobile         14,585         14,972                  10,283

Total current liabilities                           1,503,237     1,258,653                1,655,702

Deferred subscription revenues,
   less current portion                               499,689       379,645                  478,006
Loan payable, automobile, less current maturities       9,025        23,610                         -

                                                   2,011,951      1,661,908                2,133,708

Minority interest in American Gaming Summit, LLC       63,849       108,709                   43,849

Shareholders' equity (deficiency)
Common stock                                           11,100        11,100                   11,100
Additional paid-in capital                             66,177        66,177                   66,177
Retained earnings (deficit)                            60,639       135,497                 (279,589)

                                                      137,916       212,774                 (202,312)

                                                  $ 2,213,716    $ 1,983,391            $  1,975,245

                CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)


                                                                            Eleven Months Ended
                                            Year Ended December 31,               November 30,
                                               1996          1995            1997            1996
                                                                 (Unaudited)
                                                             <c.
Revenues
Advertising                         $  3,885,898       $  3,482,320      $ 4,504,082    $  3,449,289
Subscriptions                          1,845,233          1,531,255        1,311,697       1,266,531
Trade shows                              864,531            528,190          476,103         437,646
Management fee - related party                  -            56,000                 -               -
Other                                    393,494            332,168          144,125         309,348

                                       6,989,156          5,929,933        6,436,007       5,462,814

Operating costs
Printing                               1,573,927          1,237,834        1,489,558       1,427,908
Production                               883,993            506,750          565,284         537,671
Postage                                  396,075            324,656          359,727         334,458
Distribution                             269,018            213,307          284,306         229,697
Commissions                              491,917            476,002          628,663         466,777
Other                                    259,469            304,136           85,917          82,545

                                       3,874,399          3,062,685        3,413,455       3,079,056

Gross profit                           3,114,757          2,867,248        3,022,552       2,383,758

General and administrative expenses    3,018,466          2,553,144        2,651,713       2,703,616

Operating income (loss)                   96,291            314,104          370,839        (319,858)

Other income                              31,293             12,158           12,583          87,973

Income (loss) before income taxes
and minority interest                    127,584            326,262          383,422        (231,885)

Income taxes                               6,715              4,415                -                -

Income (loss) before minority
  interest                               120,869            321,847          383,422        (231,885)

Minority interest in earnings of American
Gaming Summit, LLC                        80,139            101,917                 -               -

Net income (loss)                         40,730            219,930          383,422        (231,885)

Retained earnings, beginning of period   135,497             35,567           60,639         135,497

Dividends paid                          (115,588)          (120,000         (723,650)       (115,588)

Retained earnings (deficit),
end of period                          $  60,639           $135,497        $(279,589)      $ (211,976)

                CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES
                         COMBINED STATEMENT OF CASH FLOWS

                                                                                       Eleven Months Ended
                                                   Year Ended December 31,                  November 30,

                                                    1996              1995             1997            1996

                                                                           (Unaudited)
Cash flows from operating activities
Net income (loss)                               $40,730                $219,930     $383,422    $(231,885)
Adjustments to reconcile net income (loss)
to net cash provided by operating
activities
Depreciation and amortization                    50,737                  58,017       47,952       23,098
Minority interest in earnings of American
Gaming Summit, LLC                               80,139                 101,917            -            -
Changes in assets and liabilities
Accounts receivable                           (152,731)                (102,966)      23,673    (316,870)
Inventories                                      (2,599)                   7,108     (15,914)     (4,253)
Prepaid expenses and taxes                        3,896                   (5,567)     (8,701)      7,741
Other assets                                     (1,526)                  (2,727)        (212)    (1,826)
Accounts payable and accrued
expenses                                        437,096                  (96,085)     25,745     383,428
Deferred subscription revenue                    43,189                  268,788     (30,084)    216,552
Deferred income, trade show                            -                        -     205,082    289,668

Net cash provided by operating
activities                                      498,931                  448,415     630,963     365,653

Cash flows from investing activities
Additions to property and equipment             (72,238)                 (62,014)   (123,692)    (51,792)
Investment in marketable securities              (3,638)                  (4,997)     (3,714)       (420)
Loans receivable, employees                       2,200                  (35,162)    (35,430)     (1,894)
Loans receivable, shareholder                 (165,036)                   (5,360)    318,709    (126,326)

Net cash provided by (used in)
investing activities                           (238,712)                (107,533)    155,873    (180,432)

Cash flows from financing activities
Principal payments on note payable             (115,269)                (112,072)    (65,659)   (106,197)
Principal payments on loan payable,
automobiles                                     (14,972)                  (8,774)    (13,327)    (14,178)
Capital contributed                                   -                   10,000            -           -
Dividends paid                                 (115,588)                (120,000)   (723,650)   (115,588)
Dividends paid to minority interest            (125,000)                 (40,000)    (20,000)    (65,000)

Net cash used in financing activities          (370,829)                (270,846)   (822,636)   (300,963)

Net increase (decrease) in cash                (110,610)                  70,036     (35,800)   (115,742)

Cash, beginning of period                       523,156                  453,120     412,546     523,156

Cash, end of period                          $  412,546                $ 523,156    $376,746   $ 407,414

Supplemental cash flow disclosures
Interest paid                                $   30,584                 $ 36,874    $ 23,380    $ 29,656
Income taxes paid                                 6,858                    6,120            -           -


              CASINO JOURNAL PUBLISHING GROUP, INC. AND AFFILIATES
                 NOTES TO COMBINED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

The Company, with offices in Atlantic City, New Jersey, and Las Vegas, Nevada, publishes consumer gaming magazines and gaming industry trade publications. The Company also sponsors and operates gaming industry trade shows.

Basis of Combination

The accompanying financial statements include the accounts of Casino Journal Publishing Group, Inc. (formerly known as Ace Marketing, Inc.) and its affiliates, Casino Journal of New Jersey, Inc., Casino Journal of Nevada, Inc., Casino Communications, Inc., Gaming Entertainment Expositions, Inc., and its 60%-owned subsidiary, American Gaming Summit, LLC (collectively, the "Company"). These entities have been combined based on common control and the shareholders' plan to sell the stock of these entities in a single transaction. All significant intercompany transactions and balances have been eliminated.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Investment in Marketable Securities

Marketable securities, consisting of common stock, are classified as available-for-sale in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires that such investments be stated at fair value, with unrealized gains or losses shown as a separate component of shareholders' equity. Unrealized gains and losses at December 31, 1996 and 1995 are not material and, accordingly, have not been reflected in the accompanying financial statements.

Inventories

Inventories, which consist principally of books, are stated at the lower of cost (first-in, first-out) or market.


Property and Equipment

Property and equipment are carried at cost. Depreciation is computed on the straight-line and accelerated methods over the estimated useful lives of the assets.

Revenue Recognition

Subscription revenues are deferred and recognized in income as issues of magazines and newsletters are delivered to the subscribers. Advertising revenue is recognized on publication of the respective magazine.

Income Taxes

Each entity has elected S Corporation status for Federal and New Jersey income tax purposes, where applicable. Under these elections, taxable income or loss is reportable on the shareholders' individual income tax returns, and the Companies are not required to make provision for Federal income tax. Provisions are made for New Jersey S Corporation tax.

Interim Unaudited Financial Information

The financial statements as of November 30, 1997 and for the eleven months ended November 30, 1997 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for fair presentation of the financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.

2 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                              December 31,                     November 30,
                              1996     1995                        1997
                                                              (Unaudited)

Equipment                  82,993    $ 88,250                 $  87,809
Furniture and fixtures    174,419     130,229                   292,996
Vehicles                   75,123      75,123                    75,123

                          332,535     293,602                   455,928
Less - Accumulated
   depreciation           182,072     164,640                   229,725

                        $ 150,463   $ 128,962                $  226,203

3 - NOTE PAYABLE

The note, which was payable to a vendor (see Note 7), was satisfied in 1997 and required monthly payments of $10,000 including interest at 10%. Interest expense on the note was $15,947 and $23,306 for the years ended December 31, 1996 and 1995, respectively.


4 - LOAN PAYABLE, AUTOMOBILE

The loan, which matures in 1998, requires monthly payments of $1,322, including interest at 7.5%. Interest expense on the loan was $1,261 and $2,327 for the years ended December 31, 1996 and 1995, respectively.


5 - COMMON STOCK

Common stock, all of which is no par value, consists of the following:

                                                        Shares
                                                               Issued and
Company                                    Authorized          Outstanding                    Amount
Casino Journal Publishing Group, Inc.           2,500                   100                     $  100
Casino Journal of New Jersey, Inc.              5,000                   100                          -
Casino Journal of Nevada, Inc.                  5,000                   100                          -
Casino Communications, Inc.                     2,500                   100                      1,000
Gaming Entertainment Expositions, Inc.         25,000                   300                     10,000

                                               40,000                 1,600                   $ 11,100

6 - RELATED PARTY TRANSACTIONS

The Company rents office space on a month-to-month basis from one of its shareholders. Rent expense was $17,735 (unaudited) and $18,581 (unaudited) for the eleven months ended November 30, 1997 and 1996, respectively, and $22,105 and $22,210 for the years ended December 31, 1996 and 1995, respectively.

Included in loans receivable, employees and related parties is a loan to a family member of a shareholder. The balance of this loan was $35,110 (unaudited), $25,343 and $15,143 at November 30, 1997 and December 31, 1996 and 1995, respectively. Also included is a loan to a shareholder of one of the entities. The balance of this loan was $104,454 (unaudited), $62,734 and $88,878 at November 30, 1997 and December 31, 1996 and 1995, respectively.

In 1995, the Company received a nonrecurring management fee of $56,000 from an entity that was 50% owned by its majority shareholder.

7 - ADDITIONAL CASH FLOWS STATEMENT INFORMATION

In 1995, an automobile was acquired with financing of $42,492.

During 1996, fully depreciated assets with a cost of approximately $32,700 were written off.

In 1995, a liability of $293,000 to a vendor was converted to a note payable secured by accounts receivable and inventory (see Note 3).

8 - LEASE COMMITMENT

The Company leases premises under a noncancelable operating lease expiring September 30, 1999. The lease requires additional rent payments based on increases in real estate taxes and operating expenses over base period amounts.

Approximate future minimum rent payments are as follows:

  Year Ending
December 31,

1997         $    56,000
1998              58,000
1999              49,000

             $   163,000

Rent expense, including month-to-month rentals (see Note 6), was $154,507 (unaudited) and $94,307 (unaudited) for the eleven months ended November 30, 1997 and 1996, respectively, and $105,042 and $93,958 for the years ended December 31, 1996 and 1995, respectively.


9 - SUBSEQUENT EVENT

On January 13, 1998, the Company entered into an exchange of stock/purchase agreement with Gaming Venture Corp., USA, ("Gaming"), a publicly held company traded on the OTC Bulletin Board, pursuant to which Gaming would acquire all of the outstanding ownership interests of the Company. Upon consummation of the merger, the shareholders of Casino Journal Publishing Group, Inc. and affiliates will own 3,000,000 shares, or approximately 65% of Gaming.


The Board of Directors unanimously recommends a vote FOR the acquistion of
Casino Journal Publishing Group.   Proxies solicited by management will be so
voted unless stockholders specify otherwise.

The affirmative vote of a majority of the shares of Common Stock of the Acquired Company represented and voting at the Annual Meeting is required for approval of the above Directors.

                      ELECTION OF BOARD OF DIRECTORS

Pursuant to the Bylaws, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. The Company's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of the Company. Directors may only be removed for "cause". The term of office of each officer of the Company is at the pleasure of the Company's Board.

The principal executive officers, directors and nominees of the Company are as follows:

Name                            Position           Term(s) of Office
Alan Woinski, age 33     President                   Inception to
                         and Director                present

Kim Santangelo-Woinski,  Vice President, Secretary,  Inception to
   age 34                Treasurer and Director      present

Louis Dachis, age 28     Director                    Inception to present

Bruce Merrin, age 52     Vice President              August 1, 1997 to present

Pat Cruzen, age 50       Director                    October, 1997 to present

Jean Regan, age 40       Director                    October, 1997 to present

Glenn Fine, age 39       nominee

Adam Fine, age 28        nominee

Roger Gros, age 45       nominee

Lisa Robertson, age 31   nominee


Pursuant to the proposed acquisition of Casino Journal Publishing Group, Inc., only AlaN Woinski and Kim Santangelo-Woinski are being re-nominated for
directors.   The resumes of current re-nominees and nominees for Directors of the Company are as follows:

Alan  Woinski  -    Mr.  Woinski  is currently President and a Director of
the Company.   Mr. Woinski founded The Gaming Industry Daily Report in March,
1993 and has been its editor since August 1993.   Mr. Woinski was Vice
President of A & E Printing, Inc. from January 1988 to December 1994. From January 1995 to July, 1996, Mr. Woinski was President of A & E Printing,
Inc., a commercial printing  company.      As Vice-President, Mr. Woinski was
in charge of sales, marketing and production. As president, Mr. Woinski's duties were expanded to hiring and firing personnel, inventory control and
overseeing all operations of  the  company.      From December 1992 to August
1995, Mr. Woinski was also President of Lucky Management Corp, an investment advisory firm which also held interests in other businesses
including printing, real estate, etc.   As president,  Mr.  Woinski  handled
all  investment advisory accounts including being  the  advisor  to  the
Monitrend Gaming and Leisure fund.    Mr. Woinski served  as  an  advisor
for the Monitrend Gaming and Leisure Mutual Fund from October 1993 to December 1994 and was Portfolio Manager of the High Rollers Investment

Partnership from December 1992 to October 1993.   Duties as advisor and
portfolio manager included updates on the gaming industry including trend analysis, technical analysis on securities on companies in the
gaming industry,  buy  and  sell  recommendations,  etc.   Mr. Woinski
graduated from Hofstra  University  in  1986.

Kim  Santangelo-Woinski  -    Mrs.  Woinski  is  currently  Vice  President,
Secretary/Treasurer  and  a  Director  of the Company.   Mrs. Woinski was
Vice President of Lucky Management Corp., an investment advisory firm which also held interests in other businesses including printing, real
estate, etc. from December  1992  to August 1995.   Mrs. Woinski was vice
president in charge of all in-house accounting and customer relations as well as running the entire office including ordering supplies, equipment, etc. From January 1992 to January 1994, Mrs. Woinski worked as operations manager/personal assistant to the President of Tee Dee's, Inc., a women's
clothing store.   Mrs. Woinski's duties  included  office  management and
personnel supervision.   From 1990 to 1992,  Mrs.  Woinski  was  beverage
manager of Waypointe, Inc., and served as beverage  manager  of  Treadway
Inn  Hotel from 1989 to 1991.   Her duties as beverage  manager  included
hiring staff, inventory and overseeing and filing reports for the parent company.

Glenn Fine.  Mr. Fine is a nominee for Director of the Company.   Mr. Fine is
Publisher and Chief-Executive-Officer of Casino Journal Publishing Group.
Mr. Fine started Casino Journal Publishing Group in 1984 as a small Atlantic City employee publication. He has directed the growth of the Company which now includes the largest group of gaming publications in the world, with four trade magazines and newsletters, including the industry-leading Casino Journal; a custom publishing division; Casino Player, the nation's largest circulation consumer gaming magazines; and a gaming entertainment convention division.

Roger Gros.   Mr. Gros is a nominee for Director of the Company.   Mr. Gros
is Vice President/Development of Casino Journal Publishing Group. Since joining Casino Journal Publishing Group in 1984, he has held virtually every editorial title. He is a founding editor of Casino Player magazine, directing its editorial division until December 1994. He remains a senior editor of the Casino Journal and Casino Player as well as the National Gaming Summary and the Atlantic City Insider. Mr. Gros also directs Gaming Entertainment Expositions, the trade and consumer show division of Casino Journal Publishing Group.

Adam A. Fine.   Mr Fine is a nominee for Director of the Company.   Adam Fine
is Chief Operating Officer of Casino Journal Publishing Group. After attending Rutgers University, Mr. Fine played a critical role in the development of Casino Journal Publishing Group from its inception in 1984.
In addition to serving as Editor-in-Chief of all the groups' publications, including Casino Journal and Casino Player magazines, he serves also as Chief Operating Officer, with oversight responsibility for marketing, circulation, sales, new product development and day-to-day operations. In 1989, Mr. Fine established Casino Journal's Las Vegas office, which has since become the nerve center for the Company's editorial and sales functions.

Lisa Robertson.   Ms. Robertson is a nominee for Director of the Company.
Ms. Robertson is Vice President/Creative Director of Casino Journal Publishing Group. Before joining Casino Journal Publishing Group in 1988, she served as production director for the Times Beacon Newspapers of Ocean County, New Jersey. As Vice President in charge of Casino Journal's creative services, Ms. Robertson directs the Company's art department and coordinates the production schedules for all its publications, as well as the design and production of corporate direct mail and promotional materials. She has also played a key role in the development of Gaming Entertainment Expositions Inc., the Company's trade show division.

The Board of Directors unanimously recommends a vote FOR the election of Glenn Fine, Adam Fine, Roger Gros and Lisa Robertson and the re-election of Alan Woinski and Kim Santagele-Woinski to the Board of Directors of the
Company.   Proxies solicited by management will be so voted unless
stockholders specify otherwise.

The affirmative vote of a majority of the shares of Common Stock of the Company represented and voting at the Annual Meeting is required for approval of the above Directors.


                            CHANGE OF NAME

Upon approval of the proposed acquisition of Casino Journal Publishing Group, Inc., the Company will be primarily pursuing the current business of the
acquired company.   Moreover, since the acquired company is much larger than
the Company and has been in business since 1984, the Board of Directors determined that it would be economically beneficial to change the name of the Company to Casino Journal Publishing Group, Inc. to maintain continued goodwill of the acquired business and to more accurately reflect the change in focus of the Company's operations.


The Board of Directors unanimously recommends a vote FOR the Name Change. Proxies solicited by management will be so voted unless stockholders specify otherwise.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to approve the name change.


                           APPROVAL OF SELECTION OF
                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors recommends for approval by the Shareholders the selection of Friedman, Alpren and Green LLP as the independent certified public accountants of the Company for the fiscal year ending October 31, 1998.

In additional to its principal service of examining the financial statement of the Company, Friedman, Alpren and Green LLP provided certain non-audit services for the Company during the preceding fiscal year and such

services were approved by management.   In approving the services, management
determined that the nature of the services and the estimated fees to be charged would have no adverse effect on the independence of the accountants.

Representatives of Freidman, Alpren and Green LLP are expected to be able via telephone at the Annual Meeting and to have the opportunity to make a statement should they desire to do so and to be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the approval of
Friedman, Alpren and Green LLP.   Proxies solicited by management will be so
voted unless stockholders specify otherwise.

The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to approve Friedman, Alpren and Green LLP as the Company's auditors.


          Increase in Common Shares Reserved For Issuance Pursuant to
                 Non-Statutory Stock Option Plan

The Company needs to continue to attract and retain persons of experience and ability and whose services are considered valuable. In addition the Company needs to continue to encourage the sense of proprietorship in such perons and to stimulate the active interest of such persons in the development and success of the Company. As a result, the Board of Directors has approved the increased in the Common shares reserved for issuance to 1,200,000 Common
Shares pursuant to the 1996 Stock Option Plan.   The source of Common Shares
to be reserved for issuance under the 1996 Non-Statutory Stock Option Plan shall be a portion of the currently authorized Common Shares. The Plan will terminate on March 15, 2006 and no option may be granted pursuant to the Plan thereafter.

Options are granted only to persons who are employees of the Company or a subsidiary corporation of the Company (including any subsidiary which may be organized or acquired subsequent to adoption of the Plan) who agree to remain in the employ of, and render services to, the Company or a subsidiary corporation of the Company for a period of at least one (1) year from the
date of the granting of the option.   The term "employees" shall include
officers, directors, executives, consultants, and supervisory personnel, as well as other employees of the Company or a subsidiary corporation of the Company.

The purchase price under each option issued is determined by a Committee (of not less than three members, at least one of whom shall be a Director of the Company), at the time the option is granted, but in no event shall such purchase price be less than 85 percent of the fair market value of the
Company's Common Stock on the date of the grant.   All options issued under
the Plan shall be for such period as the Committee shall determine, but for not more than ten (10) years from the date of grant thereof.

New Plan Benefits.   The benefits or amounts that will be received by or
allocated to the executive officers, directors or employees cannot be
determined.    At the end of each fiscal year, the compensation committee
determines who shall receive the options.   The compensation committee, which
is composed of the Board of Directors, reviews all employees after the end of
each fiscal year.   Particular attention is paid to each employee's
contribution to the current and future success of the Company along with their salary level as compared to the market value of personnel with similar
skills.   The compensation committee also looks at accomplishments which are above and beyond management's normal expectations for their position.

The Board of Directors unanimously recommends a vote FOR the increase in the
Common Shares reserved for the non-statutory stock option plan.   Proxies
solicited by management will be so voted unless stockholders specify otherwise.

The affirmative vote of a majority of the shares of Common Stock of the Cormpany represented and voting at the Annual Meeting is required for
approval of the 1996 Non-Statutory Stock Option Plan.     The Board of
Directors recommends a vote FOR the proposed 1996 Non-Statutory Stock Option Plan. Proxies solicited by management will be so voted unless stockholders specify otherwise.


               STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tables list the Company's stockholders who, to the best of the Company's knowledge, own of record or, to the Company's knowledge, beneficially, more than 5% of the Company's outstanding Common Stock; the total number of shares of the Company's Common Stock beneficially owned by each Director; and the total number of shares of the Company's Common Stock beneficially owned by the Directors and elected officers of the Company, as a
group.   The following does not reflect the 3,000,000 Common Shares to be issued to owners and managers of the Acquired Company upon completion of the
proposed offering.   Currently, none of the nominees to the Board of
Directors own any securities of the Company,



                                                                Percentage of
                                              Number & Class     Outstanding
Name and Address                                of Shares       Common Shares

Alan Woinski                                714,000(1)(2)(3)        45.19%
177 Main Street
Suite 312
Fort Lee, NJ 07024

Lucky Management Corp.                       714,000(1)(2)(3)        44.16%
177 Main Street
Suite 374
Fort Lee, NJ 07024

Kim Santangelo-Woinski                       714,000(1)(2)(3)        44.16%
177 Main Street
Suite 312
Fort Lee, NJ 07024

Louis Dachis                                   5,000                   .31%
13705 1st Avenue North
Minneapolis, MN 55441

Pat Cruzen                                         0                     0%
6310 Maple Ridge Drive
Victoria, MN 55331

Bruce Merrin                                       0                     0%
3885 So. Decatur Boulevard
Suite 3001
Las Vegas, NV 89103

Jean Regan                                         0                     0%
140 Carlson Parkway
Minnetonka, MN 55305

All Directors & Officers
as a group (6 persons)                       719,000                 44.47%

(1)pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract,
arrangement, understanding, relationship or otherwise.   Unless otherwise
indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2)Includes Lucky Management Corp., Alan Woinski, the principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in
Section 13D of the Securities  Exchange  Act  of  1934,  as  amended.

(3)The above disclosure does not include common shares which may be issued
upon  the  exercise of the Class A or Class B Warrants.   Assuming exercise
of the Class A and Class B Warrants, Alan Woinski, Kim Santangelo-Woinski and Lucky Management shall beneficially own a total of 947,332 common shares.

There are currently 64,333  Class  A  Warrants outstanding.   The following
tabulates holdings of Class A Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.

Name                            Total Number of               Percentage
                                Class A Warrants                Owned

Alan Woinski(1)                          0                          0%
Kim Santangelo-Woinski(1)                0                          0%
Lucky Management Corp.(1)                0                          0%
Louis Dachis                           667                      .0104%
Pat Cruzen                               0                          0%
Jean Regan                               0                          0%
Bruce Merrin                             0                         0%
All Officers and Directors -3          667                      .0104%

(1)pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement,
understanding, relationship  or otherwise.   Unless otherwise indicated, each
person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2)Includes Lucky Management Corp., Alan Woinski, the principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended.

There are currently 99,333 Class B Warrants outstanding.   The following
tabulates holdings of Class B Warrants of the Company by each person who, subject to the above, at the date of this Prospectus, holds of record or is known by Management to own beneficially more than 5.0% of the Common Shares and, in addition, by all directors and officers of the Company individually and as a group.


Name                         Total Number of                   Percentage
                             Class B Warrants                    Owned

Alan Woinski(1)                       0                              0%
Kim Santangelo-Woinski(1)             0                              0%
Louis Dachis                        667                          .0071%
Lucky Management Corp.(1)             0                              0%
Pat Cruzen                            0                              0%
Jean Regan                            0                              0%
Bruce Merrin                          0                              0%

All Officers and Directors -        667                          .0071%

(1)pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2)Includes Lucky Management Corp., Alan Woinski, the principal shareholder thereof, and Kim Santangelo-Woinski, who is married to Mr. Woinski, who together constitute a "group," as that term is defined in Section 13D of the Securities Exchange Act of 1934, as amended.

EXECUTIVE  COMPENSATION   During  fiscal 1997, and as of the date
of filing  this  report,  only cash compensation has been  paid.   Mr. Woinksi
was paid $65,550 as an officer of the Company., Kim Santangelo-Woinski was
paid $26,000 as an officer of the Company.    and Bruce Merrin was paid
$18,076 as an officer of Gaming Venture Corp. and President of Gaming Venture's West. Bruce was also paid a $20,000 compensation signing bonus on August 1, 1997. There been not been any compensation arrangements or plans, other than what has been indicated below.

The  Company  has  not entered into Employment Agreements with any of its
officers except for Bruce Merrin.   Pursuant to the proposed acquisition of
Casino Journal Publishing group, the Company shall enter into an employment agreement with Alan Woinski and four of the current officers of the Acquired
Company.   See "Acquisition of Casino Journal Publishing Group" for further discussion of these employment agreements.

Pursuant to his employment agreement effective August 1, 1997, Mr. Merrin
shall receive a salary of $30,000.   Mr. Merrin shall receive a total of
15,000 Common Shares of the Company over the next three quarters ended July
31, 1998.   The agreement has a term of one year.

Pursuant to the Agreement Mr. Merrin agreed that, during the period of his contract and for a further period of Two (2) years after leaving the employ of the Company, he will not, directly or indirectly, engage in the production, manufacture, or distribution of any products similar to or competitive with, those manufactured or sold by the Company, either for his own benefit or for the benefit of any other person, firm or Company whatsoever other than the Company.

Additionally, during the Employment Term and for a period of Two (2) years thereafter, Mr. Merrin shall not (a)(i) compete with Company in defined Territory in the conduct of its business or in the conduct of any other business carried on by Company or (ii) engage or participate, directly or indirectly, in any business or businesses substantially similar to the business as conducted by Company as at the time of this agreement or as may thereafter be conducted by Company at any time during the Employment Term (b) solicit or cause to be solicited within or without the Territory any customers of Company or (c) recruit or cause any other person to recruit any employee of Company to any of said business or businesses.

The Board of Directors and shareholders have approved a Non-Statutory Stock Option Plan to attract and retain persons of experience and ability and whose services are considered valuable and to encourage the sense of proprietorship in such persons and to stimulate the active interest of such persons in the development and success of the Corporation.

1. Persons Eligible to Participate in Non-Statutory Stock Option Plan. The persons eligible for participation in the Plan as recipients of Non-statutory Stock Options ("NSOs") shall include full-time and part-time employees (as determined by the Committee) and officers of the Company or of an Affiliated Corporation. In addition, directors of the Company or any Affiliated Corporation who are not employees of the Company or an Affiliated Corporation and any attorney, consultant or other adviser to the Company or any Affiliated Corporation shall be eligible to participate in the Plan. For all purposes of the Plan, any director who is not also a common law employee and is granted an option under the Plan shall be considered an "employee" until the effective date of the director's resignation or removal from the Board of Directors, including removal due to death or disability. The Committee shall have full power to designate, from among eligible individuals, the persons to whom NSOs may be granted. A person who has been granted an NSO may be granted an additional NSO or NSOs, if the Committee shall so determine.
 The granting of an NSO shall not be construed as a contract of employment or as entitling the recipient thereof to any rights of continued employment.

2. Stock Reserved for the Plan. Subject to adjustment, a total of 750,000 shares of Common Stock, $.001 par value per share ("Stock"), of the Company shall be subject to the Plan. The Stock subject to the Plan shall consist of unissued shares or previously issued shares reacquired and held by the Company or any Affiliated Corporation, and such amount of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding NSOs at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan, the Company shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any NSO expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such NSO may again be subjected to an NSO under the Plan.

3. Option Price. The purchase price of each share of Stock placed under NSO shall not be less than Eighty Five percent (85%) of the fair market value of such share on the date the NSO is granted. The fair market value of a share on a particular date shall be deemed to be the average of either (i) the highest and lowest prices at which shares were sold on the date of grant, if traded on a national securities exchange, (ii) the high and low prices reported in the consolidated reporting system, if traded on a "last sale reported" system, such as NASDAQ, for over the counter securities, or (iii) the high bid and high asked price for other over-the-counter securities. If no transactions in the Stock occur on the date of grant, the fair market value shall be determined as of the next earliest day for which reports or quotations are available. If the common shares are not then quoted on any exchange or in any quotation medium at the time the option is granted, then the Board of Directors or Committee will use its discretion in selecting a good faith value believed to represent fair market value based on factors then known to them. The cash proceeds from the sale of Stock are to be added to the general funds of the Company.

4.       Exercise Period.   (a)     The NSO exercise period shall be a term of
not more than ten (10) years from the date of granting of each NSO and shall automatically terminate:

     (i) Upon termination of the optionee's employment with the Company for cause;

     (ii) At the expiration of twelve (12) months from the date of termination of the optionee's employment with the Company for any reason other than death, without cause; provided, that if the optionee dies within such nine-month period, subclause (iii) below shall apply; or
     (iii) At the expiration of fifteen (15) months after the date of death of the optionee.

(b) "Employment with the Company" as used in the Plan shall include employment with any Affiliated Corporation, and NSOs granted under the Plan shall not be affected by an employee's transfer of employment among the Company and any Parent or Subsidiary thereof. An optionee's employment with the Company shall not be deemed interrupted or terminated by a bona fide leave of absence (such as sabbatical leave or employment by the Government) duly approved, military leave or sick leave.

The following options and warrants are currently issued to officers and directors of the Company.

Alan Woinski         10,000 options to purchase Common Shares at $.01.
                      Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50
                      Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50 Expiration date is January 7, 2000

Kim Woinski          10,000 options to purchase Common Shares at $.01.
                     Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50 Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000

Louis Dachis         10,000 options to purchase Common Shares at $.01
                     Expiration date is June, 1998

                     15,000 options to purchase Common Shares at $1.50 Expiration date is July, 1999

                      5,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000


Bruce Merrin         10,000 options to purchase Common Shares at $2.50
                     Expiration date is June 3, 2000

Pat Cruzen           10,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000

Jean Regan           10,000 options to purchase Common Shares at $4.50
                     Expiration date is January 7, 2000


Louis Dachis         667 "A" Warrants, exercisable into Common Shares at
                     $4.00 per Common Share
                     Expiration date is June 1999




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                     667 "B" Warrants, exercisable into Common Shares at
                     $6.00 per Common Share
                     Expiration date is June 1999

These amounts do not include the 350,000 options to be issued to Mr. Woinski after the Closing of the proposed acquisition or the 380,000 options to be
issued to the owners and managers of the Acquired Company.   See discussion
under "Acquisition of Casino Journal ublishing Group."


     Board of Directors Compensation. Members of the Board of Directors may receive an amount yet to be determined annually for their participation and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by the Corporation. Director liability insurance may be
provided to all members of the Board of Directors.    No  differentiation  is
made in the compensation of "outside directors" and those officers of the Corporation serving in that capacity.

There is no plan or arrangement with respect to compensation received or that may be received by the executive officers in the event of termination of employment or in the event of a change in responsibilities following a change in control.


                  CERTAIN TRANSACTIONS

During the period ended October 31, 1995, Mr. Alan  Woinski,  an officer of
the Company, lent the Company $1,100.   The loan was  payable upon demand.
Based on the fact that there is no annual interest rate for the loan and the fact that Mr. Woinski is a principal in the Company and is aware of the current financial situation of the Company, the Company is of the opinion that the terms are as or more favorable as those which could have been
obtained by nonaffiliates.    The Company repaid $585 in July, 1995.

During June, 1995, affiliates of the Company exchanged office equipment with a historical cost basis of $7,498 for common stock of the Company.

During November, 1995 the Company entered into a lease for its office facilities with a related party expiring during November 2000. The rent pursuant to the lease approximates fair market. Minimum annual rent payment due under the lease totals $18,000 for each year ended October 31, 1996 through 2000.

DISTRIBUTION  OF  SECURITIES.      On  June  4,  1995,  the Board of Directors
authorized the distribution of 100,000 each of A and B stock purchase warrants exercisable as follows:

     $4.00 plus one A warrant for each share of common stock; and $6.00 plus one B warrant for each share of common stock.

The warrants are exercisable for a period of two years from the date of issue and are callable with 30 days notice at a price of $.001 per warrant. Upon the resignation of a director, 667 of the Class "A" and Class "B" Warrants were retired.

LOCKUP AGREEMENT. Pursuant to a written agreement in October, 1995, the principal shareholders and officers and directors (Alan Woinski, Kim Santangelo-Woinski, Lucky Management Corp., Louis Dachis who received warrants issued them pursuant to the Special Meeting of the Board of Directors held on June 4, 1995 have agreed as follows:

In the event the shareholder exercises any warrants, the stock issued to the shareholder pursuant to the exercise shall be locked in and restricted from trading for a period of two years. A notice is to be placed on the face of each stock certificate covered by the terms of the Agreement stating that the transfer of the stock evidenced by the certificate is restricted until twenty-four (24) months from the date of issuance. The shareholder also agrees not to sell or otherwise transfer their interest in the warrants except to an underwriter or other market makers in the stock once a market is established. The shareholder further agrees that the total value in cash, or other consideration, paid by the buyer to the seller shall not exceed $.01 per warrant.

                 VOTING AND SOLICITATION OF PROXIES

Stockholders represented by properly executed proxies received by the Company prior to or at the Meeting and not duly revoked will be voted in accordance with the instructions thereon. If proxies will be voted in instructions are indicated thereon, such proxies will be voted in favor of Items 1 through 5 inclusive. Execution of a proxy will not prevent a stockholder from attending the Meeting and revoking his proxy by voting in person (although attendance at the Meeting will not in itself revoke a proxy). Any stockholder giving a proxy may revoke it at any time before it is voted by giving to the Company's Secretary/Treasurer written notice bearing a later date than the proxy, by delivery of a later dated proxy, or by voting in person at the Meeting. Any written notice revoking a proxy should be sent to Gaming Venture Corp., U.S.A, 177 Main Street, Suite 312, Fort Lee, NJ 07024.

The Company's Board of Directors does not know of any other matters which will be presented for consideration at the Meeting. However, if any other matters which will be presented for consideration at the Meeting. However, if any other matters are properly presented for action at the Meeting, it is the intention of the person(s) named in the accompanying Form of Proxy to vote the shares represented thereby in accordance with their best judgment on such matters.

All costs relating to the solicitation of proxies made hereby will be borne by the Company. Proxies may be solicited by officers and directors of the Company personally, by mail or by telephone or telegraph, and the Company may pay brokers and other persons holding shares of stock in their names of those of their nominees for their reasonable expenses in forwarding soliciting material to their principals.

It is important that proxies be returned promptly. Stockholders who do not expect to attend the Meeting in person are urged to sign and date the accompanying Form of Proxy and mail it in a timely fashion so that their vote can be recorded.

                          ADDITIONAL INFORMATION

The Company's Annual Report to Shareholders for the fiscal year ended October 31, 1998, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to the Company, accompanies this Proxy Statement.

                             OTHER MATTERS

The Company is not aware of any other business to be presented at the Annual
Meeting.    If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                           SHAREHOLDER PROPOSALS

Proposals by Shareholders intended to be presented at the 1998 Annual Meeting must be received by the Company no later than November 15, 1998.